Exhibit 10.24

November 14, 2002

Mr. Edward A. Brennan

400 North Michigan Avenue

Suite 400

Chicago, IL 60611

Dear Ed:

You’ve elected to defer your retainer and meeting fees for calendar year 2003.

In June 1998, you and the Company entered into an agreement governing the fees you had deferred through that date.  That agreement is attached.

I’m assuming you want to continue to defer your fees in accordance with the June 1998 letter.  If so, please sign below and return to me.  If you want another agreement, please let me know the details and we’ll see what we can do.

Thank you for your cooperation and if there are questions, please let me know.

Very truly yours,

Charles D. MarLett
Corporate Secretary

Deferral of 2003 fees to be in accordance with June 2, 1998 letter:

AGREED:	/s/ Edward A. Brennan
Edward A. Brennan

P.S.                            I’m enclosing two originals - one to be returned to me and the other for your files.

Attachment